EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Kristi and I will be your conference operator today. At this time, I would like to welcome everyone to the IDEX Corporation’s Second Quarter Earnings Conference Call. [Operator Instructions] After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]
I would now like to hand the program over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you, Kristi. Good morning, and thank you for joining us for our discussion of the IDEX second quarter 2010 financial results. Last night, we issued a press release outlining our company’s financial and operating performance for the three month period ending June 30, 2010. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company Web site at www.idexcorp.com. Joining me today from IDEX management are Larry Kingsley, Chairman and CEO, and Dom Romeo, Vice President and CFO.
The format for our call today is as follows. We will begin with highlighting some of the great work our team has done on the product development front by walking through some exciting new products and initiatives in the IDEX innovation section. Next will be our overall performance for the quarter. We will then provide detail on our four business segments. Finally, we will wrap up with our latest outlook for 2010. Following our prepared remarks we’ll then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 800-642-1687 and entering conference ID 81612030, or simply log on to our company homepage for the webcast replay.
As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll now turn this call over to our Chairman and CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning, everyone. When we last spoke a quarter ago, quarter rates from many of our Fluid & Metering and Health & Science markets were growing at a better pace than what we had initially expected this year. And while we are closely monitoring the current global economic issues, we continue to experience this broad-based growth as a function of both improved [inaudible], but also great execution.
Operationally we’ve responded very well to the demands. I’m pleased with our leadership’s ability to prove once again that our operating model works. It works on all demand patterns. In fact, the compressed lead times, while managing a change in mix, they’re not losing any ground in free cash conversion and we’re very confident that we can continue to grow profitably and comfortably all through the remainder of the year.
So, I’ll talk here briefly about the segments. Within Fluid & Metering, we continued to see stronger growth internationally, particularly in the Middle East and throughout Asia. Domestically we also see better order patterns than what the process control end markets. Our Water business on the domestic front is still a little bit slow, but growing as expected, and in Europe this quarter we captured additional multi-year, multi-million dollar fresh and wastewater orders.
Our Health & Science segment grew very nicely again, and again, very broad-based. International and domestic markets are both contributing, and we continued to gain additional content on new instrumentation platforms. Our dispensing team did a nice job completing very quickly, per the customer request, a large DIY over this quarter. And within the Fire & Safety segment BAND-IT continues to perform really well, as does Rescue.
Companywide our operating metrics again reflect strong margin performance, and we expect this to continue for the remainder of the year. With regard to capital deployment, our balance sheet is as healthy as it’s ever been. Going forward, you should expect the following from us, and that is one, we will continue to exercise our rigorous, disciplined, M&A approach to identify IDEX-like targets that yield solid returns. And two, over the next 12 to 18 months we’ll be putting that balance sheet to work, and our pipeline is as strong, and we are better positioned than ever.
I’m now going to switch to Slide 5. As Heath mentioned up front, we’re going to spend a little bit of time talking about what’s driving our performance before we talk about the quarter. We’ll focus on new innovation examples here, but as you know it’s innovation tied to commercial and operational excellence that ultimately delivers outstanding sustainable performance.
As we’ve discussed in the past two calls, while we made the necessary structural changes to right size our company through the downturn, we continued to invest in R&D and new products. In fact R&D spend in actual dollars was higher in ‘09 than it was in ‘08. It’ll be higher again this year. The following products are just a few examples of our team’s hard work in anticipating our customers’ emerging needs, designing products to improve performance, hand safety and clean operation, improve ease of use and enable groundbreaking research. I’ll provide some examples of all the above as we go through these slides.
The first product illustrated here is an example of our latest fluid metering pump technology which is designed for chemical and energy end markets. This new pump gives our customers higher flow at higher pressures while actually shrinking the footprint and weight of past comparable product. Additionally the Teflon-lined heads allow for much higher chemical resistance, placing our product in a position to win new business where previous models could not stand up to the caustic chemical pump. So this product serves a great growth niche. It’s already fitting both in the developed but also in the developing country markets.
Turning to Slide 6, as you know we’ve been expanding our served market for water and growing very rapidly in the fresh and wastewater diagnostics and monitoring arenas. Last quarter we discussed a multi-year program, WIN, associated with the U.K. water industry. That’s the asset management program. We are pleased to say over the past quarter as I said, we’ve won subsequent, multi-year, multi-million dollar projects of similar profile.
Our Water build-out strategy is playing out very nicely, and we’ve also expanded our product offering here with the new monitoring devices which use new sensing techniques and advanced telemetry to communicate wirelessly and automatically upload data to analyze for infrastructure stress, measure both quality and process. And we’ve just rapidly built a reputation as the technology and service provider leader for wastewater interceptor flow analysis and for leak detection.
On to Slide 7. Within our Energy group, we’ve developed a new compressor technology used for moving high-value gas. For most of the applications, the purity of the gas is highly critical. Our new design prevents lubricating oil in the compressor from contaminating the [inaudible] gas that’s moving.
Another exciting feature of this family of products is its ability to control 100% of the potentially dangerous emissions into the air. Leading [inaudible] compressors simply vent these gases into the atmosphere. Our new series of compressor contains these dangerous emissions by pressurizing the chamber with an inert gas such as nitrogen, thereby neutralizing the danger. Again, another example of an emerging market opportunity where we’ve developed unique proprietary capability and we’re participating already in great growth opportunities.
Next, two examples out of Fire & Safety. Recently the IDEX Rescue team launched a new generation of rescue tools that has the marketplace very excited. These new rescue tools [inaudible]. Essentially we’ve been able to execute on our end users’ dream. That is to break free from the hydraulic power units of hoses to allow for more freedom and more room to operate in rescue situations. And hopefully to save more lives. These tools are half the weight of previous models. They allow for complete mobility. They can be operated in a cordless fashion. They handle essentially any emergency or industrial application as did the former hydraulic products.
For this product, we partnered to develop and package the new lithium ion battery technology. At the end we developed ourselves a proprietary electromechanical drive unit which, in combination, deliver unprecedented performance which is clean, safe, very user friendly. So, the heavy cumbersome hydraulics are no longer necessary. At the global product launch, users from all over the world expressed not just satisfaction but delight. They were shocked that, one, we were able to accomplish it, it’s a major feat, and two, we committed the resources in a down market. So in a mixed municipal spend market, this business will grow and quite profitably.
Our BAND-IT business you know is always finding new applications and creating product that typically replace other forms of mechanical retention and bonding solutions. They’ve also recently developed an intelligent clamping system built to be used for high-volume applications in the OEM production environment, competition for technologies that haven’t historically completely solved their problems or maintained the integrity of the system over time. With a lower installed cost, lower profile and longer useful life, we’ve developed a fantastic solution for a difficult set of applications. In this case we’re not going to talk too much about the specifics, but they’re already won and they’re at IDEX-like margins.

And on the next chart, within HST, Health & Science, now developed the 25,000 psi fluid path liquid chromatography. That includes new pumps, valves, degassers, tubing and fittings. This very high-pressure requirement is market driven to achieve purity in the substance and hence throughput in the testing procedures which results in faster analysis than previous generations of equipment. Increasing demand for chemical analysis, food and water testing, environmental watering, pharmaceutical drug discovery and others are all driving the move to higher pressure fluid path requirements. And the enhanced regulatory requirements are also generating the demand in new applications. These are all global products. The U.S and the European markets are growing and growing strong. We are currently seeing China and India grow at two to two-and-a-half times the growth rate of what we’re seeing in U.S. and in Europe.
And also within Health & Science, we’re expanding our integrative fluidics platform to be used for next-generation DNA sequencing. Within this application we’re providing the valves, manifolds, pumps, the tubing, fitting [inaudible] and it’s all part of an integrative fluidics approach which will enable the next generation of research equipment, including [inaudible] generation of full genome sequence. So we’re participating in these emerging fields of predictive and personalized medicine, and our integrated systems will enable modular instrumentation design particularly for our proven product, providing the fluid path design, the thinking, the fluid path schematics, as well as the final working system as the IDEX inside differentiator.
So to sum up all of these innovation examples as I stressed earlier over the past 18 months during the downturn, we have focused on continued R&D and product developments even when most markets were way down. We’ve done just a great job bringing these products to market and continuing to bring new products to market, and we believe that’ll keep us a step ahead of both the competition and even our customers to help them [inaudible].
So, with that I’m going to turn now to the quarter. Obviously, a great quarter. Orders were up 18%, up 17% organically, sales were up 13, up 11% organically. The second quarter adjusted operating margin of 16.9% was up 200 basis points from the same period last year. Stronger profitability is mainly a result of the increased productivity and leverage on the organic growth. Q2 adjusted EPS at $0.50 was up 35% versus the comparable EPS last year. Free cash of 60 million was up 21% from the second quarter of ‘09, and that represents about 150% of net income. So, bottom line great quarter, great first half of the year. And we’ll now walk through the segments in a bit more detail.
In Fluid Metering, orders were up 18% in the quarter, that’s up 19% organically. Sales increased 11%, up 12% on an organic basis. Adjusted operating margin of 17.6% was up 220 basis points from Q2 of ‘09. Within our energy markets, top line growth is materializing, our investments in the BRIC countries, as we’ve talked about, as well as the Middle East, are paying off very nicely. Within our Water business, as we’ve discussed for the past several quarters, the results have been strong and we’ve continued to show sequential growth. As we’ve talked about, the geographical expansion within our water strategy is paying off. Again, as I mentioned, again this quarter, big wins but also solid broad-based demands.
The other FMT served markets continue to be better than we anticipated at the beginning of the year, even better than anticipated last quarter. And that is both for distribution through the end markets, but also we’re seeing good activity among the OEM direct buyers.
Our updated thinking for the year is that within the segment, chemical and industrial markets will grow along with the energy and water markets in 2010, and therefore the FMT segment should grow about 10%. That’s 10% organically I would say for the full year.
In our Health & Science segment, our reported numbers include the impact of the Seals acquisition. Total orders were up 40% for the quarter, up 29% organically. Sales are up 36% in total and up 26% organically, operating margin of 20.7% was up 500 basis points compared to the prior year. That’s driven again by volume but also by productivity, and we’re seeing again broad-based great performance. The growth rate for the quarter and our full year estimates is clearly ahead of the market growth rates. Obviously, all very good news. We thought we’d bridge a view of our performance versus what we’re seeing out of the end markets, and that is roughly as follows. We think that the end markets are growing between 9 and 11%. Our share gain on top of that is about 4 to 5%. We can easily distinguish new product in new geography sales that we haven’t historically had as another four or five points, and then the balance is project-specific wins, most of which will be ongoing revenue. So a rough bridge between a 10% plus or minus organic growth market, and obviously outstanding performance from our team.
Some areas of the world are certainly growing faster than the domestic markets, but we think we’re winning just about everywhere right now, and we’re capturing great share as a result of it. And as I said, we expect that the strong growth will continue. For the full year we see HST organic revenue growth to be in the mid teens.
In dispensing, and I’m on Slide 15, total orders in the quarter were up 11%. Organically they’re up 14%. Sales decreased 10 and are down 8% organically. Operating margin of 23.6% was up 170 basis points from the second quarter of last year.
Overall, the underlying market conditions continue to be soft in both North America and Europe, and we expect the general environment to remain as it is for the remainder of the year. And we don’t anticipate large, short-term program activity for the remainder of the year. As we previously stated within our guidance, the dispensing team executed that large DIY project in the quarter, and that helped offset some of the general softness. The year-over-year sales results for the segment were unfavorable due to a similar but larger DIY order Q2 of ‘09.
Our dispensing team continues to do just a great job managing the business and driving productivity. The segment only makes up about 8 to 9% of the company at this point, but it’s very profitable and it’s obviously generating a good deal of cash.
So now I’m on to Fire and Safety. For the quarter total orders were down 2, flat on an organic basis. Sales were up 3, organically up 5. Operating margin at 21.9% was down slightly compared to last year. Our Rescue Tool business continues to grow, especially in international markets. The Band Clamping business is performing very well and experiencing solid growth year-over-year. Fire Suppression in North America is negatively impacted by the municipal budgets as we predicted. But again, it’s performing very closely to our expectations.
So Rescue will continue to benefit from the growth in the emerging markets and BAND-IT growth will remain very solid thanks to both a recovering economy but also very, very solid execution. And as you can tell from my earlier comments, we’re very excited by the new products coming out of the segment and we expect that solid growth will contribute to exceptional profitability as we move forward.
In total for the segment this year we still expect organic growth to be flattish, maybe down slightly, with international growth offset by domestic municipal spend decline. BAND-IT and Rescue will be up nicely while Fire will be down. Again, profitability and cash flow will be very strong.
I’m moving on to Slide 17 and our view of the full year. You’ve all had now the chance to look at our guidance from the press release. Before we get into the details on the guidance chart, I’ll walk you through our thinking and we’re going to look at it sequentially here comparing first and second half.
So if you look at the first half actuals, the first bridging item for the first half to the second half is the dispensing volume, as we’ve discussed, where we’ve basically mentioned that the second quarter had a large DIY order. That will not repeat as we said. In addition, dispensing has a general seasonality downtick that occurs in the second half, which nets us a $26 million sequential top line reduction going into the back half, with that associated flow through.
Next in the bridge we assume sequential increases out of most all the rest of the businesses as a result of the new product, the project wins as we’ve discussed and some seasonality help, particularly in FMT. We’ve also incorporated the impact of the Seals acquisition within Health and Science, which will be accretive in the back half of the year as you can see.
Lastly the rising dollar over the past few months, our assumptions there were forecasting a back half headwind from FX of about $18 million, that’s again top line in the June 30 rates, principally the euro and the pound. So this gets us to a full year range of about 1.45 to 1.46 billion top line and an EPS range of $1.85 to $1.90.
So with that first half, back half bridge, now we’re on to Slide 18. For the third quarter we expect EPS to be in the $0.46 to $0.48 range. We’re seeing that we expect the Q3 organic sales to now be up about 10%. FX will have a negative year-over-year impact in the quarter of about 4% top line. For the full year, as I said, we’ve raised out guidance. EPS is now $1.85 to $1.90 and that’s driven by the organic revenue growth. We expect that on a company-wide basis to be in the high single-digit range for the year.
As I said, we expect for the full year for FMT to achieve about 10% organic growth and HST to achieve organic growth in the mid-teens. Fire and Safety will be down slightly, and for Dispensing we continue to expect organic sales to be down slightly for the full year. Operating margin for the company will approach 17% which equates to a better than 200 basis point improvement over ‘09, and so our flow through on the incremental organic revenue is approximately 45%. As I said, Seals will be accretive in the back half.
For the full year with the rising dollar as I said, with FX assumed at the June 30 rates that has a 2% negative impact on the full year. In terms of other modeling items, the 2010 tax rate is expected to be 33%, full year CapEx will be about $35 million and we will continue to convert cash very well, well in excess of net income. Our earnings projections exclude estimates associated with any additional restructuring costs for the remainder of the year. The restructuring costs for the remainder of the year will primarily be the $3 million of costs associated with the Heath & Science plant closure that we mentioned in the release, and we’ve talked publicly about already. So with that in mind we’ll open the call to questions.

     QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Jim Lucas with Janney Montgomery Scott. Mr. Lucas, please go ahead.
<Q — James Lucas>: Great. Thank you. Good morning, guys.
<A — Larry Kingsley>: Good morning, Jim.
<Q — James Lucas>: First, housekeeping question, please. You gave us a CapEx. What is the D&A you’re now expecting for the full year?
<A — Larry Kingsley>: D&A for the full year. Give us just a sec, Jim.
<Q — James Lucas>: Thought it was an easy one.
<A — Larry Kingsley>: It should be 60, Heath is — plus or minus 60.
<Q — James Lucas>: Okay. And one specific question on, to start with on HST. You’re seeing the improvements there. One the things going into the year was obviously some expectations that stimulus funding may help there. But it seems as if the refocusing of the strategy within the core HST is really paying off. And as you look at the acceleration you’re getting there you gave some good color in the bridge of how you’re outgrowing the market. But what has really changed that has helped you accelerate really meeting the expectation that you have had for this segment for some time?
<A — Larry Kingsley>: Yeah, it’s a great question, Jim. Three things, very specifically. First, as you remember, HST like all of our businesses, given the fact that we’re acquisitive, has some elements of it which are going to be always super high growth and others that are going to be probably GDP or better but not that much better than GDP. I would tell you that of the portfolio within HST, as you know we’ve organically trimmed out the drags over the last two years. We’ve improved our operational performance to the point where we’re actually capturing some of the industrially exposed HST business at a much better clip than we have been a couple years ago. And that’s essentially great operating leadership that’s accomplishing that. Certainly taking share against some of the peers out there.
Two, the team has moved from being a components supplier to good growth markets to one that’s actually enabling better growth in some of the instrumentation customer bases in getting a lot more content per instrument. We’ve talked a bit about that before, but we’re seeing a nice acceleration with these next generation equipment opportunities where we’re getting more revenue dollars per instrument, generally speaking. And a lot of that again because they recognize that we’re the ones that are going to help them get there.
And then lastly I think that we’ve got a better geographic exposure now than we ever have had. I just came back from a trip over to Asia, and our team in China’s just doing fantastically for Health & Science. We’ve got business now in Japan that we’ve won against our Japanese peer competitors that historically we’ve never participated in, and so when you look at the kind of the combination of things, you get pretty easy 10 point organic accretive bridge on top of an already pretty solid market growth rate.
<Q — James Lucas>: Okay. That’s very helpful. And switching gears to the acquisition pipeline, which you refer to as being very healthy now. Could you talk a little bit about the composition of that pipeline of domestic versus international, small versus large, just in terms of what you’re seeing out there and also from a valuation standpoint, how things are looking these days?
<A — Larry Kingsley>: It’s still a fairly broad range on all of those specific fronts. We’re seeing more international opportunities than we are domestic, and we’ll close between now and the end of the year more international acquisitions than we will domestic I think at this vantage point. At the same time, I think we’re seeing improved valuations, and we’re seeing better flow both out of proprietary transaction opportunities that we’re pursuing as well as some of the stuff that’s coming to market. So our view is we have, as you’ve obviously already figured out, a great balance sheet, pretty well positioned right now, no sense to rush after mediocre properties because better stuff is coming to market and we’re in a really good place to make it happen. And you will see some things happen between now and the end of the year, but I think more importantly you’re going to see a lot more activity, very aggressive activity, over the next 18 months.
In terms of the composition, in terms of size, it’s a mixed bag as usual. We certainly see a lot more of the Seals-like profile or Semrock-like profile businesses for Health & Science, which are nice meaty adds for us, and they’re performing extremely well, by the way. So they’re actually even accretive to our base HST growth, and we’ll see some, little bit bigger ones than that, both for Fluid Metering and Health & Science but also some other things that we’re looking at. So I think you’ll see a mix of revenue, size, Jim, that’ll be — on the low end it’ll be the things that are really technologically interesting for us to add to the mix. So several million dollars in revenue if it’s a key technology acquisition, up to things that are probably still in that kind of sub $100 million range for the biggest of things that we would typically like in terms of where we’re going to get a good return out of them.
<Q — James Lucas>: Okay. Great. Thank you very much.
<A — Larry Kingsley>: Sure.
Operator: Your next question comes from the line of Wendy Caplan with SunTrust. Ms. Caplan, please go ahead.
<Q — Wendy Caplan>: Can we talk about the margin of the segments a bit? Could you go through them for us please, Larry, and kind of talk about whether for the balance of the year you expect those margins to be sustainable? Or to expand somewhat? Or to contract based on business conditions that you’re aware of today?
<A — Larry Kingsley>: Sure. Well, you’ll get a lot of that out of the release and the prepared remarks, but just to walk through it again. What we saw in Fluid & Metering was for the quarter operating margin that on an organic or comparative year-over-year basis up 220 basis points. That’s at 17.6%. Sequentially, versus the first quarter it was off a tad, mainly due to some legal items, some associated spend on IT and things of this sort in the quarter, but not things that are systemic in nature.
In terms of going forward, and I’ll take these by segment, Wendy, we’re going to continue to get great leverage. I don’t think there’s going to be any adverse mix that’s going to hit us if we think sequentially about what’s going on within the segment. We don’t anticipate a huge positive contribution from price for the remainder of this year, but it also won’t impact us negatively to any large degree, and we don’t obviously see any real major material cost inflation at this point, particularly with metals being softish right now. So unless things tremendously change on a macro basis, I think we’re going to be fine in terms of leverage for Fluid & Metering as we go forward and grow.
For Health & Science, obviously incredible performance. If you remember from a couple years ago we would bounce around in that kind of 16-17% operating margin range, and we reported 20.7 for the quarter. Comps are squirrelly obviously from ‘09, but up 500 basis points, and I think if you look at it sequentially, again you don’t see anything that’s really frankly all that interesting to talk about. Really, the biggest issue there is the impact that Seals has in terms of Q2 versus Q1, but flow through on an organic basis is off the charts. So we’re getting great operating leverage for Health & Science, and with this kind of organic performance, top line performance, we’ll continue to see just fantastic leverage. There’s no doubt about it.
In dispensing, really with amazing volatility and overall softness has done a super job with a business that’s still performing at an operating margin that’s obviously in the quarter 23.6% up over last year quite a bit, but really more importantly they’re operating a roller coaster of a demand pattern and doing a super job still getting to the bottom line. The structural actions we took in late ‘08 through ‘09 have obviously helped quite a bit. We’ve got a consolidated footprint. We’ve got capability to built product in Asia now. We are seeing growth in dispensing in Asia, and we’re well positioned to take advantage of it. But in terms of the short-term kind of view of operating margins, you’ll see it come up and down a tad with volume. No doubt about it, when the business declines, there’s associated negative flow through. So you should assume accordingly. But without a doubt the cost position’s in great shape.
And then Fire & Safety is basically operating pretty closely to what we had planned really back to the beginning of the year. And what we’re seeing there is good mix in the segment with BAND-IT up and Rescue up, Fire down. But of those three components that comprise Fire and Safety, that works well in terms of margin composition. And I think that on a flattish growth assumptive basis, you’ll still see obviously very strong profitability. So — I don’t know if you want to go into any more detail than that, Wendy, but we’re certainly seeing the results of great operating leverage. And again, I’ll repeat it, it’s typical within the IDEX model — we typically get year-over-year price to some degree. None of our assumptions here have any major price built into the model.
<Q — Wendy Caplan>: Okay. So it sounds like overall dispensing is sort of the one that will wiggle the most based on volume. And the other three certainly are sustainable, if not expandable from current levels. Is that fair?
<A — Larry Kingsley>: Yeah, that’s fair. If you think about it companywide, obviously for the quarter EBITDA was 21%, and that’s getting right back to IDEX-like performance. We’re certainly going to continue to improve as volume certainly makes its way quickly to the bottom line. But we don’t see that the acquisitions are going to have a hugely negative impact either in terms of our operating rate or performance for the short term. So you’re going to see pre-financial crisis, pre-recession kind of performance out of the company in terms of profitability.
<Q — Wendy Caplan>: Okay. Thanks. And one balance sheet question, if I could. Looks like the working capital per sales dollar was about $0.17 in the quarter. That’s — I looked back in my models and that’s the best I’ve seen since one quarter in 2004. Higher payables, it looks like was creating the most significant delta. Given that business is picking up, what should we — and working capital being a sort of — should grow a bit, increase a bit because of that, can you talk about what your working capital needs will be over the next 12 months? And what we should expect in terms of the working capital in whatever measure you choose to share that?
<A — Larry Kingsley>: Yeah, no, it’s a great question. And really one of the things that’s embedded in these results that, it maybe doesn’t jump off the page but really is outstanding performance is what the team’s done to manage working capital through this initial portion of the upswing. It isn’t just payables. We’ve actually got good performance out of all three components of working capital in the quarter, and the operating team is laser-focused on making sure that continues. I don’t think we’re going to use on a rate and on a percentage of sales basis any more working capital as we work through the year. We are investing from a CapEx perspective on a slightly higher rate than we have historically, but operating performance, flow through the plants, management of receivables is all in really very good shape.
<Q — Wendy Caplan>: Okay. Thank you very much.
Operator: Your next question comes from the line of Mike Halloran with Robert W. Baird. Mr. Halloran, please go ahead with your question.
<Q — Michael Halloran>: Morning.
<A — Larry Kingsley>: Morning.
<Q — Michael Halloran>: I know you mentioned a little bit about the FMT sequential margin decline largely on some legal and IT expenses. When we think about a go-forward basis is the first quarter margin then a better margin to build off of assuming these costs kind of bleed away here? Or is it really just the second quarter the better margin to run from?
<A — Larry Kingsley>: I would say you’re probably somewhere in between, and we’re starting to split hairs. Beyond what I said, there’s a little bit of negative mix impact from the first to the second quarter, Mike, and a very little bit of material inflation as metals were higher for a period of time but they’re coming back down. That’s why I didn’t stress it. So if you want to model off something in between that’s probably a safe assumption. I think that we’re not going to see adverse price, but again not going to see any help from price, so, obviously a very strong performance in both quarters, but I would expect if we continue to see the same kind of volume that you’re going to see great operating leverage.
<Q — Michael Halloran>: That makes sense. On the HST side, you guys have been seeing extremely strong growth here in the first half of the year, and you take the guidance, the mid-teen organic revenue growth, pull that through, you’ll probably see some deceleration the back half of the year. Is that just really strong order booking in the first half and that just moderating some and the second half staying very strong? Is there something else going on like normal seasonality?
<A — Larry Kingsley>: Well, as we tried to walk through in that sequential view of the world versus an organic view, I think it’s better for top line’s sake anyway right now to think about the business sequentially just to take the noise out. We do think that — we’re not going see order rates obviously continue in the mid to high 20% organic range, and so, we’ve mentioned that we’ve got on an organic basis a full year in the mid teens. Could it be better? Sure. Again we don’t see major drags at this point from anywhere within the segment, but we do expect that there’s going to be once kind of pipeline full instrumentation orders will somewhat modify and come back to something a little bit less than where they are now. I think that HST is just doing a fantastic job on the front end of the business and operationally, and I don’t think that there’s certainly any real worries with respect to coming back down significantly. But I think mid teens assumptions for the full year is a good way to plan.
<Q — Michael Halloran>: And I agree, certainly on the strength. I just kind of want to understand the delta. And one other thing on there, were there a significant amount of larger projects or orders in the first half of the year? Or would you consider it a pretty normal — and for that question I mean both for FMT and HST.
<A — Larry Kingsley>: There was a couple blankets worth a few million dollars in the first half for HST, both on the analytical instrumentation side but also a couple medical equipment blanket orders that play out over a kind of less than 12-month period. So you’re seeing a little bit of positive organic orders contribution in the first half, and it is in that 5 to $6 million range, but it’s not huge.
<Q — Michael Halloran>: That’s fair. And last question on the incremental margin. I know you guys in the past have talked about a roughly a 45% incremental margin targets for the overall company. Does that include currency impacts, restructuring and things like that? Or was that more of an inorganic number?
<A — Larry Kingsley>: You’re talking about the incremental flow through?
<Q — Michael Halloran>: Yeah.

<A — Larry Kingsley>: Yeah. I mean, basically I think if you look at the reported numbers, you’ve got your max you’re probably doing is 14 million on 42 million of sales, which gets to low 30s.
<Q — Michael Halloran>: Yeah.
<A — Larry Kingsley>: We’re in, really the organic number is 15 million of top income on 38 million of sales, that’s 40%, and if you pull out the — if you want to pull out the acquisition-related costs in the quarter that’s closer to 45.
<Q — Michael Halloran>: Yeah. No. I just wanted to make sure that I was looking at the inputs there correctly. So that makes sense. Appreciate the time.
<A — Larry Kingsley>: Sure.
Operator: Your next question comes from the line of Christopher Glynn of Oppenheimer. Mr. Glynn, please go ahead with your question.
<Q — Christopher Glynn>: Thanks. Just like to dive into a couple of areas of your share gain and penetration, specifically with HST as you referred just to a couple of the blanket orders and some of the OE wins. I mean, what’s the opportunity for that to feed on itself? And you have — you see a lot — a nice pipeline of continuing to layer in OE wins on top of what you’ve already done there?
<A — Larry Kingsley>: Yes. I mean, that’s essentially what’s already happening and what you’re seeing in the numbers now. There’s — certainly our capability has expanded nicely, not just with what we’ve done organically, but the acquisitions that we’ve made are now really starting to make sense for the instrumentation manufacturers, particularly the guys who are thinking about some of the in vitro diagnostics, next-generation platforms and some of the stuff that we talked about in way of new research instrumentation. It’s a lot easier for them to come to us and have them say, “Look, help me design what makes sense here in terms of fluid path.” And with that kind of a relationship we can really build in a fair amount of content. So it is feeding on itself in that regard both from an organic initiative but also what those acquisitions have contributed to the solution set.
And as I said earlier, the other thing that’s happening is, and we’ve talked before in prior calls about this, our competition in the space is a mixed bag. We’ve got some European privately-held competitors. We’ve got some Japanese, principally what are Japanese-Asian competitors, and we’ve got some subsidiaries of U.S. public companies that we compete with on a peer basis, and we’ve done a really nice job in Asia also, where for the most part prior competition in Asia was a much more difficult scenario, but our team is strong there now. We’re particularly getting some nice new business, not in just China, but also as I said in places like Japan, which is a real win from a U.S. competitor working to define and design better product than what a Japanese equivalent can.
<Q — Christopher Glynn>: Great. Thanks. And kind of a parallel question on the rescue tools, just a little bit of granularity on what markets are particularly key? And where you are on the penetration curve? And the runway for increasingly globalizing that offering?
<A — Larry Kingsley>: There’s two issues to talk about with rescue tools. First, it’s why does our Rescue business continue to defy gravity when maybe national and local spend is somewhat constrained? One is because we’re growing in emerging markets, and in many cases they’re committing revenue, tax revenue into budget buckets for the first time, where Rescue is an increasingly important element to their program. And so that just on a natural basis is going to drive for those who can compete and basically play in those emerging country markets an opportunity set that you may not think kind of intuitively comes to mind, because developed parts of the world are so budget constrained.
But then the second piece, and this is the part that’s just fabulous, is that we introduced this new set of products that we just talked about, which is going to propel growth organically well above what just our solid execution otherwise would have done. These new tools are really amazing from the standpoint of now having a completely portable tool with the same cutting or spreading force that historically you had to have heavy, dirty, somewhat dangerous hydraulics. Now you can do it with the equivalent of a new technology battery coupled with a super high-speed motor, multi-stage gearbox. And you can get to the kind of mechanical force that people never thought was possible with an electromechanical solution. So, I think it’s — again, it’s a matter of good niches to start with, but really solid execution to grow a lot faster than the market rate.
<Q — Christopher Glynn>: Okay. Great. Thanks a lot.
Operator: Your next question comes from the line of Matt Summerville of KeyBanc. Mr. Summerville, please go ahead with your question.

<Q — Matt Summerville>: A couple questions. First — and I apologize if I missed this earlier, I was switching over from another conference call — but can you maybe provide some higher level, just general macro comments? The conversations you’re having with customers today in North America, Europe, Asia, particularly China, is there anything you’re hearing that’s of concern? Anything indicative that we may be in — or may be starting to see some sequential slowing?
<A — Larry Kingsley>: We really haven’t talked in a lot of detail with respect to macro thinking. I can tell you that if you look at our growth rates, and you look at them geographically, certainly the emerging country markets that a lot of folks are trying to penetrate for us are growing at a very, very fast clip and we expect that to continue.
Even if the Chinese economy slows down to some degree, we’ve got solid plans in place that are going to generate outstanding organic performance, not just this year but for the next three years. But we’re also starting to see really nice gains in India. As an example, one of those product examples that I gave you, one of the new Fluid & Metering products, which we had anticipated to go after applications first in North America and in Europe is actually seeing solid gains early on, quick wins in India. So I think that for us, growth rates for the, not just the BRIC countries, but the Middle East and some of the more rapidly developing, under-penetrated markets for our products will grow, frankly, just fantastically for the rest of the year.
The European markets, if you were to look at, if there were a geographic drag, some of the Western European markets are slow and we don’t think that they’re going to be positively contributing, certainly not to the rate for the full year. In the quarter, Europe was off just very slightly in total, organically for the company. The U.S. is good. We’re actually seeing both for new project and new MRO activity at a plant-by-plant kind of project basis, pretty broad based and pretty solid opportunities for Fluid & Metering, for Heath & Science and for a good chunk of the rest of the company.
So I think, yeah, is everybody concerned that the consumer may not be spending at the brisk pace that we would like and does some of the rest of the macro influence certainly hamper a very, very strong recovery for the U.S. in particular and maybe Western Europe as well for the long haul? It could. But we’re working forward. As I’ve said, we spent a fair amount of money through the downturn to have new product ready now. It is ready now. We’re bringing it to market and it’s going pay huge in the short and long-term.
<Q — Matt Summerville>: With regards to HST, Seals had about $2 million of costs in the second quarter there, are any of those purchase accounting adjustments going to linger into the, or the purchase accounting portion of that, is any of that going to linger into the back half of the year? And then, what would be the timing of the savings associated with this planned rationalization you’re doing in that segment?
<A — Larry Kingsley>: Okay. The answer is no to the first question with respect to ongoing Seals-associated acquisition accounting. Secondly, on the plant acquisition, not to talk in too much more detail than we already have, the cost we assume is 3 or just sub $3 million and the payback on that will be less than two years, between one-and-a-half and two years. So the body of the spend will be in the third quarter.
<Q — Matt Summerville>: And then just one follow-up question on Water. It sounds like you’re starting to see bigger multi-year projects start to hit in that business. Do you think in fact that that’s a broader trend and that you’re going to see that continue to unfold? And I guess what are you finding with municipal spend sort of constrained, what do you find is the funding source for the type of projects that IDEX is able to take advantage of in this environment?
<A — Larry Kingsley>: It’s a country-by-country discussion. We’re winning and Water is really very strong globally, but that doesn’t mean it’s not in the U.S., but it’s stronger internationally than it is within the U.S. right now. The national commitment in many country cases to water infrastructure is probably still a year or two ahead of the U.S., and what we’re seeing there is prioritization for the diagnostics, which is essentially what we do, the analysis. Whether that capital follows after what we do, to get the ground dug and to get the situation addressed is a TBD. But again the part of the model we like, the part that we’re participating in, is kind of a justification for capital spend on a larger basis, and that is very broad based. And we’re seeing, as I said, we’re seeing very strong activity.
In the U.S., it’s not bad. It’s pretty well on target with what we had internally assumed for the full year and we see pretty good program activity, and we also — we just reviewed the program wins with our team, and they’re doing very well from a share perspective. So it’s not bad in the U.S. It’s just frankly not as strong as it is in other parts of the world.
<Q — Matt Summerville>: Thanks, Larry.
Operator: Your next question comes from the line of Walt Liptak with Barrington Research. Mr. Liptak, please go ahead with your question.
<Q — Walter Liptak>: Thanks. Good morning, everyone.

<A — Larry Kingsley>: Good morning, Walt.
<Q — Walter Liptak>: I wanted to ask about some of the organic growth, the innovations, and maybe we could start with, in the back half you mentioned that the organic volume was split between FMT and new products. Are you able to quantify how much is coming from each of those two buckets?
<A — Larry Kingsley>: We talked, we bridged more specifically Health and Science, Walt, than we did Fluid Metering with respect to growth contribution, but what we did say is that Fluid & Metering we’re going to see really strong new product revenue growth both — obviously immediately in the second half, but also on an ongoing basis. If I were to tell you globally, I think the Fluid & Metering segment is probably coming back in the mid to high single-digit range, and I think that’s pretty sustainable for those that have a good decent exposure right now, not too much upstream energy, they’re in the right water markets, they’re in some of the newer applications within process control.
So there’s a natural market entitlement of at least 5% if you’re positioned well, and I think you can double that with some of the organic internal initiatives. So, I think that you’ll see a bit of a mix among our peers as they talk about current performance. Some may not be nearly as strong if they’re more upstream associated and some could be perhaps even better, but I think we’re, all up, we’re in pretty good shape with respect to our current exposure.
<Q — Walter Liptak>: Okay. Thanks. That helps with back-half modeling, but the question I’m trying to get to is, with the product innovations that you’ve pointed to, as you’re looking at 2011 do you see continued acceleration in the contribution from these new products? Can you quantify the amount of revenue? Can you say that you’d get to 15 or $30 million of incremental revenue from the new products? Is there anything in there that potentially could be a blockbuster?
<A — Larry Kingsley>: In the case of our world, where we operate a diverse portfolio, it’s always about how you bring a lot of really strong incremental growth contributors to the portfolio.
<Q — Walter Liptak>: Right.
<A — Larry Kingsley>: And you’re working always on 10s of things to contribute that kind of incremental revenue, and I think that’s what you’ll see. We obviously in the case of a call of this format can’t go through and profile all of the different stuff that’s going on, but you’re likely to see in 2011 certainly incremental growth that’s well into the teens associated with just the stuff we’re talking about.
<Q — Walter Liptak>: Okay. All right. And if I could switch gears to acquisitions, you mentioned that the domestic market for M&A is weak, and I wonder if — I guess is it related to valuations? Or is it just that there’s not as many deals? Or are you more focused on the international markets for the company’s future growth from deals?
<A — Larry Kingsley>: I didn’t say that M&A was weak in North America, just to be clear. What I said was I think for us in terms of pipeline, we’ll see more international content short term, and that’s more of what we’ve been farming on a proprietary basis. The opportunity to participate more aggressively in some of the emerging country markets really comes by way of some of these European acquisitions. The Europeans globally have done a much better job getting at developing country opportunities than most of the U.S. technology companies have. So, you’re endgame here is obviously the fastest growth markets you can be in. Some of that is by way of European held, currently proprietarily held companies.
<Q — Walter Liptak>: Okay. Got it. All right. Thanks very much.
<A — Larry Kingsley>: Sure.
Operator: Your final question comes from the line of Charles Brady with BMO Capital Markets. Mr. Brady, please go ahead with your question.
<Q — Thomas Brinkmann>: Good morning. This is actually Tom Brinkmann standing in for Charlie Brady. Just, first of all a housekeeping question. If you could break out the order growth by segment for FX as well as acquisitions?
<A — Larry Kingsley>: We did that as we went through, but we can go through it again. The acquisition impact was solely in HST. The FX impact, if you go through by segment, you’ve got order growth of 18% for Fluid & Metering in total, which translates from 19% organic orders growth in the quarter, and Health & Science is up 40, that’s 29% organically and Seals had about a 8 or 9, no, I’m sorry, 10 point impact to that. So that’s the acquisition impact in the quarter. Dispensing orders were up 11 total and organically they’re up 14. Again, you’ve got noise there with project activity. And within Fire & Safety, you had orders in total that were down 2 and they’re flat on an organic basis.

<Q — Thomas Brinkmann>: Okay. You also mentioned that dispensing, you expect it to remain soft in the second half. But do you see some further downside from where we are or do you think that we’ve already seen the trough there?
<A — Larry Kingsley>: You’ve got a couple things, one, take the DIY project out and look at just the base, water base kind of midsize and smaller customer purchases. I think we’ve certainly seen the bottom of the trough. We’ve seen evidence of stronger activity. As I said a few minutes ago, certainly in Asia, we’re seeing some nice wins. When we look at it at this point, we’ve internally modeled still a fairly soft back half and therefore we’ve got our cost position in great shape so that we can still make money. The — I don’t think that you’re going to see huge gains in — within the last half of this year, but the business will begin to grow, cyclically come back, probably in some time in 2011.
<Q — Thomas Brinkmann>: Okay. That’s helpful. And also the last question is really how much do you see the operating margin improvement in the segments driven by volume growth versus cost reduction benefits? You’ve obviously seen some significant volume coming back here. How is the balance sort of looking going forward?
<A — Larry Kingsley>: We’re going — if you look at a couple hundred basis points in the quarter and there’s a lot of moving factors or elements to what you see in the way of what is in total leverage, operating leverage. But we’re going to probably see more of that 40% incremental flow through as you look at a full year performance out of the company. We’ll get a little bit impacted as we go by reinvestment, and we may see some of that in the third quarter. I think that for modeling’s sake, you should kind of stick to the same thing that we’ve talked about historically, quarter in and quarter out, and that is the objective going from good to better is always 35% or so incremental flow through, and anything better than that is a function of some portion of both great growth and or continued cost out.
<Q — Thomas Brinkmann>: Okay. Thank you very much.
<A — Larry Kingsley>: Sure.
Operator: This concludes our question-and-answer session for today. Larry, I hand the program back over to you for any further comments or closing remarks.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Okay. Well thank you. I’m not going to make any long closing remarks today. I’ll just tell you that I’m very pleased with how our operating team performed. As we talked about, they did a great job responding to the improved volume environment. They did a super job on all aspects of managing the P&L but also as we talked about with their working capital performance in the quarter. I think that we’re really well positioned at this point as we look into the back half of the year, and I think the balance sheet will support, as we’ve talked about, a 12 to 18 month very strong acquisition profile set. So we actually feel pretty good about where we are, and we look forward to talking with you a quarter from now, or as it may be through the summer as we see you. Thank you for joining.
Operator: This concludes today’s conference call. You may now disconnect.